Exhibit 99.1

Virtual Investor What This Means featuring Moleculin Bio

Participants:

●	Wally Klemp, Chairman and Chief Executive Officer

Moleculin Bio (Nasdaq: MBRX)

Jenene Introduction:

●	Welcome back to another Virtual Investor What This Means segment. My name is Jenene Thomas, CEO of JTC IR.

Today we are featuring Moleculin Biotech! I am pleased to be joined by Walter Klemp, Chairman and Chief Executive Officer of the Company.

Before we get started, I just want to inform our audience that Moleculin Bio is listed on the Nasdaq and trades under the ticker M B R X. During today’s discussion, the Company will be making forward-looking statements and actual results could differ materially from these forward-looking statements. Some of the factors that could cause actual results to differ materially from these contemplated by such forward-looking statements are discussed in the periodic reports Moleculin files with the Securities and Exchange Commission. These documents are available in the Investors section of the Company's website and on the Securities and Exchange Commission's website. We encourage you to review these documents carefully.

Moderated Questions

1.	Wally – You are gearing up for an exciting 2025 with the launch of your MIRACLE pivotal study for the treatment of second line R/R AML. Can you please speak to how preparations are going?

It is really exciting, Jenene! And, what some investors may not know is just how much work goes into gearing up a global registration trial. When we say registration, we mean that the trial is intended to be used for new drug approval by the FDA and equivalent authorities in Europe and beyond. This means we need to be working with FDA-audited clinical sites, and with the global reach we are targeting, you need a global CRO or contract research organization to manage the process, including site initiation, site monitoring, data management and safety oversight and reporting.

To date, we’ve selected over 25 sites and expect before the trial is done, we may have over 70 sites active. A number of site initiation visits have already been completed, and we still expect the first patient to be treated this quarter. At the same time, behind the scenes, drug distribution depots are being set up in strategic locations around the world, with drug labeled in the local language for each country and ready to be shipped on a moment’s notice.

In the EU, there is a new system called CTIS, which stands for Clinical Trials Information System, and although it requires a bit of lead time and paperwork, once the CTIS process is completed, the process for starting up individual EU member states is now completely unified and fairly streamlined.

In the US, we’ve already amended our trial protocol consistent with guidance from the FDA, and have IRB approval so the remaining lead time here is getting individual institutional ethics committee signoffs and negotiating hospital contracts.

All of this work is intense and complex, but we believe we are on track to reach the first 45 subject unblinding this year and completion of the entire 90-patient Part A of the trial by the first half of 2026.

2.

You just returned from your trip, really around the world, meeting with clinical sites to have them involved in the MIRACLE pivotal study. How was that trip and what was the reception like from the physicians you met with?

The meetings we’ve had over the last few months have been tremendous. I’ve personally met with over 30 investigators in 11 countries in this process and I’m happy to say that the vast majority of investigators are very excited to participate in this trial. Virtually all investigators acknowledge that Annamycin could fill a significant unmet need for AML patients. That said, some of those investigators view the control arm of our trial to be a challenge and would prefer that all of their patients could receive Annamycin but unfortunately, it isn’t possible to do that while also satisfying the FDA’s requirement for a blinded, randomized trial.

Bottom line, though, those meetings have only increased our confidence in achieving our recruitment goals and they have reinforced how important Annamycin could be to AML patients.

3.	Just to add, can you discuss the recent KURA Oncology data and were there any discussions with the KOLs with whom you met around targeted therapies and how Annamycin compares?

Yes, the Kura data and their recently announced partnering deal are quite telling. Kura parsed out the performance of their targeted therapy in patients who have relapsed from or were non-responsive to Venetoclax. As you know, roughly half of the AML population is typically treated with a combination of Venetoclax and a hypomethylating agent like Azacitidine. Unfortunately, only about a third of patients treated will succeed with Venetoclax and those who don’t are considered virtually untreatable, with less than 3 months to live, so it’s understandable why Kura would want to focus on their performance in these desperate patients.

Unfortunately, they reported a CRc rate of only 36% in these patients and this was apparently not on an intent to treat basis, meaning they may have excluded patients in the cohort who didn’t receive full treatment. Notably, they didn’t report a CR rate, which is by far the most important measure of efficacy, possibly because they didn’t have any complete responders. By comparison, in the relapsed or refractory Ven-Aza patients we treated in our last trial, we reported a CRc rate of 60% and a CR rate of 40%. And, this was on an intent to treat basis and included a patient who didn’t receive full treatment per protocol. Now, both the Kura data and ours are based on small sample sizes so these all need to be considered preliminary findings, but at least based on these initial data, Annamycin is way outperforming Kura’s targeted therapy.

Now, they lost about half their market cap after announcing the finalization of their partnering deal, which suggests the market was expecting a better deal than the one that was struck. That said, they are still at close to a billion-dollar market cap, which is just one more example of why we have such high expectations for Moleculin’s market value once we start announcing data from our Phase 3 trial this year.

4.

It sounds like there is a lot of excitement for this trial in the AML community. Given this positive sentiment from the KOLs how do you think this will translate into the discussions you are having with potential partners?

Well, I can tell you that several things are happening. We are having a higher incidence of inbound interest from potential partners and the nature of our discussions is becoming more focused. In particular, it’s becoming clear that the 45-patient data readout could be a pivot point for some big pharma players.

I would also say there has been a bit of a sea change that ties back to the increase in key opinion leaders who are lining up to support what we are doing. In fact, investors can see this for themselves by watching the recording of our recent KOL event. And, in our corporate presentation deck available on our website, we’ve included some of their most important comments and endorsements.

This sort of ties back into your earlier question about targeted therapies. Only a few years ago, these KOL’s would have said the AML community was looking to targeted therapies as the most promising way to address the huge unmet need in AML. Today, that’s all changed, and we believe the investment community just hasn’t caught up with reality yet.

Targeted therapies have been a big disappointment and, in the meantime, Venetoclax, which is a non-targeted chemotherapy, has been pulling up the slack and generating billions in revenue for AbbVie. And, now, we believe Annamycin is in a position to help more AML patients than all of the targeted therapies combined!

5.	Before we close, what can investors expect from a timeline perspective as to the start of the study and when can we expect to see data?

We continue to expect the first patient to be treated in this first quarter, so that will be a big announcement when it happens. More importantly, as the CTIS application is approved in the EU and as contracts are finalized in the US, a large number of additional sites are expected to come online mid-year, which is why we expect to have unblinded data from the first 45 patients before year-end.

In fact, by the time we have the data scrubbed and unlocked for the first 45 patients, we expect the momentum built with all of these sites will have us completing the entire Part A of the trial, which will be up to 90 patients, by early 2026. As you can tell, we are expecting things to move very quickly for Moleculin in 2025.

Jenene Transition: Closing

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With that, this concludes our What This Means segment featuring Moleculin Biotech. I would like to extend a HUGE thank you to Wally Klemp for joining us today. I would also like to thank our audience for viewing this segment!

●	As a reminder Moleculin trades on Nasdaq under the ticker M B R X.

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If you like what you saw today, I encourage you to visit moleculin.com for more information on the company and to sign up to follow the company to receive their alerts as well as follow their social channels to stay current on the latest information.

●	You can also visit virtualinvestorco.com for a replay of today’s event as well as our latest segments and event calendar!

●	Thank you and have a great rest of your day!